                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registran [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

Preliminary Proxy Statement
[X] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               ETHYL CORPORATION
      -------------------------------------------------------------------
               (Name of Registrant As Specified In Its Charter)

      -------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
   -----------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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   (4) Proposed maximum aggregate value of transaction:
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   (5) Total fee paid:
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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

   (1) Amount Previously Paid:
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   (4) Date Filed:
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Notes:

[LOGO]
Ethyl(R)

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, $1.00 par value ("Ethyl Common Stock"), of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Tuesday, June 4, 2002, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

    1.  To elect a Board of Directors to serve for the ensuing year;

    2. To approve an amendment to the Corporation's Restated Articles of Incorporation effecting a 1-for-5 reverse stock split of the Ethyl Common Stock and reducing the number of authorized shares of Ethyl Common Stock from 400,000,000 shares to 80,000,000 shares;

    3. To approve the designation by the Board of Directors of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 31, 2002; and

    4.  To transact such other business as may properly come before the meeting.

    Holders of shares of Ethyl Common Stock of record at the close of business on March 28, 2002, will be entitled to vote at the meeting.

    You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

    If you are present at the meeting, you may vote in person even if you already have sent in your proxy.

                                          By Order of the Board of Directors

                                          M. RUDOLPH WEST, Secretary

April 25, 2002

                                PROXY STATEMENT
                                      for
                        ANNUAL MEETING OF SHAREHOLDERS
                               ETHYL CORPORATION

                            To be held June 4, 2002
                  Approximate date of mailing--April 25, 2002

   Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, June 4, 2002. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation at the Corporation's address listed below. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

   On March 28, 2002, the date for determining shareholders entitled to vote at the meeting, there were outstanding 83,454,650 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote. The holders of a majority of the shares of Ethyl Common Stock issued and outstanding as of the close of business on March 28, 2002 will constitute a quorum at the meeting.

   The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Georgeson Shareholder Communications, Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

   Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast in favor of all of the proposals set forth herein.

   The Corporation's street address is 330 South Fourth Street, Richmond, Virginia 23219.

                             ELECTION OF DIRECTORS

                                  PROPOSAL 1

   The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

   Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). Each of the nominees presently is serving as a director. The Board has no reason to believe that any of the nominees will be unavailable.

William W. Berry; age 69; director since 1983; Consultant; Chairman of the
   Board of New England Independent System Operator (regional manager of electric bulk power generation and transmission systems) since June 1997. Other directorship: Universal Corporation.

Phyllis L. Cothran; age 55; director since 1995; retired, having served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia, (health insurance company) from November 1990 to March 1997. Other directorship: Tredegar Corporation.

Bruce C. Gottwald; age 68; director since 1962; Chairman of the Board and
   Chairman of the Executive Committee; Chief Executive Officer of the Corporation from March 1, 1994 to May 31, 2001. Other directorship: CSX Corporation.

Thomas E. Gottwald; age 41; director since 1994; Chief Executive Officer of the
   Corporation since June 1, 2001; President of the Corporation since March, 1994; Chief Operating Officer of the Corporation from March 1, 1994 to May 31, 2001.

Gilbert M. Grosvenor; age 70; director since 1985; Chairman of the Board of
   Trustees of the National Geographic Society (magazine publisher and scientific society). Other directorships: Saul Centers, Inc., Marriott International, Inc. and Chevy Chase Bank, F.S.B.

Sidney Buford Scott; age 69; director since 1959; Chairman of the Board of
   Scott & Stringfellow, Inc. (investment bankers and brokers).

Charles B. Walker; age 63; director since 1989; Vice Chairman of the Board and
   Chief Financial Officer of Albemarle Corporation (specialty chemicals company) since 1994; Former Vice Chairman of the Board of the Corporation from March 1, 1994 to January 31, 1998, and Chief Financial Officer and Treasurer of the Corporation from March 1, 1994 to October 1, 1997. Other directorship: Albemarle Corporation.

   In 2001, each director attended at least 75% of the aggregate of (i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors. Eight meetings of the Corporation's Board of Directors were held during 2001.

   The Corporation's executive committee currently consists of Messrs. Bruce C. Gottwald, Berry, Thomas E. Gottwald and Scott. During 2001, the executive committee did not meet.

   Ms. Cothran and Messrs. Berry, Grosvenor and Scott currently serve on the Corporation's audit committee. During 2001, the audit committee met on five occasions. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation. All the members of the audit committee are "independent" directors as defined by the rules of The New York Stock Exchange, the exchange on which shares of Ethyl Common Stock are listed.

   The Corporation's nominating committee currently consists of Messrs. Grosvenor, Berry and Bruce C. Gottwald. The nominating committee did not meet during 2001. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

   Messrs. Berry, Grosvenor and Scott and Ms. Cothran currently serve as the Corporation's bonus, salary and stock option committee. During 2001, the bonus, salary and stock option committee met on six occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel and grants options under the Corporation's incentive stock option plan (the "Incentive Stock Option Plan").

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Thomas E. Gottwald, Chief Executive Officer and director of the Corporation, is a son of Bruce C. Gottwald, Chairman of the Board of Directors and former Chief Executive Officer of the Corporation. The members of the family of Bruce
C. Gottwald may be deemed to be control persons of the Corporation.

   In April, 2001, the Corporation sold certain real and personal property located in King William, Virginia consisting of approximately 1,600 acres to Old Town, LLC. Old Town, LLC, which is owned by Bruce C. Gottwald and his brother, Floyd D. Gottwald, Jr., a beneficial owner of more than 5% of the outstanding voting shares of the Corporation, paid $2.9 million in cash for the property based on independent appraisals.

   On February 1, 2002, Bruce C. Gottwald made a loan to the Corporation in the amount of $18,640,000 for a three year term at an interest rate of 8.5%. The monthly payments are interest only during the term of the loan, with the principal amount coming due at maturity. The Corporation used the proceeds of the loan to pay down existing debt. The loan is non-recourse to the Corporation and is secured by a first deed of trust on the three buildings at 330 South Fourth Street, Richmond Virginia, that constitute the principal offices of the Corporation. An independent appraiser valued the three buildings at $18,640,000. At the end of the loan term, the Corporation has the option to either convey the property to the lender in satisfaction of the debt or repay the debt. Should the Corporation fail to repay the debt, the lender has a "call" right by which the lender can require that the Corporation convey the property to the lender in satisfaction of the debt.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Corporation, the Corporation believes that there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Ethyl Common Stock, except that Mr. Newton A. Perry inadvertently did not report in a timely manner shares purchased solely by his wife. Mr. Newton A. Perry filed an amendment to his Form 5 disclosing his indirect ownership of such shares. Additionally, Mr. Bruce R. Hazelgrove, III, who became a vice president on June 1, 2001, filed his Form 3 with his timely Form 5 on February 13, 2002.

                                STOCK OWNERSHIP

   The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Corporation, was the beneficial owner as of January 31, 2002, of more than 5% of the outstanding voting shares of the Corporation.

                        Name and Address of     Number of        Percent of
     Title of Class      Beneficial Owners       Shares            Class
     -------------- --------------------------- ----------       ----------
      Common Stock  Floyd D. Gottwald, Jr.,     6,143,806 (a)       7.36%
                    330 South Fourth Street
                    P.O. Box 2189
                    Richmond, Virginia 23219

                    Bruce C. Gottwald           5,122,205 (b)(c)    6.14%
                    330 South Fourth Street
                    P.O. Box 2189
                    Richmond, Virginia 23219

                    Arnhold and S. Bleichroeder  4,800,000(d)       5.75%
                    Holdings, Inc.
                    Arnhold and S. Bleichroeder
                    Advisers, Inc.

--------
(a) As of January 31, 2002, Floyd D. Gottwald, Jr. had sole voting and investment power over all of the shares disclosed except 1,671,459 shares held by his wife and in certain trust relationships as to which he disclaims beneficial ownership. This amount does not include an aggregate of 4,272,607 shares of Ethyl Common Stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

(b) As of January 31, 2002, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 889,588 shares held by his wife and in certain trust relationships as to which he disclaims beneficial ownership. This amount does not include an aggregate of 4,714,785 shares of Ethyl Common Stock beneficially owned by the adult sons of Bruce C. Gottwald. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.
(c) This amount does not include any shares owned of record by Merrill Lynch Trust Company, as Trustee under the Corporation's savings plan for the benefit of employees of the Corporation. Shares held under the Corporation's savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board's recommendations to the shareholders. Because members of the family of Bruce C. Gottwald are executive officers and directors of the Corporation and are among the largest shareholders of the Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.
(d) Information based on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2002.

   The following table sets forth as of January 31, 2002, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers (the "Named Executive Officers") and all directors and officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

                                                  Number of Shares       Number of Shares     Total
         Name of Beneficial Owner or              with Sole Voting      with Shared Voting   Number    Percent
         Number of Persons in Group            and Investment Power/1/ and Investment Power of Shares of Class/2/
         --------------------------            ----------------------  -------------------- --------- ----------
William W. Berry..............................           5,795                 2,146/3/         7,941
Phyllis L. Cothran............................           6,362                                  6,362
Bruce C. Gottwald.............................       4,501,220               620,985/4/     5,122,205    6.14%
Thomas E. Gottwald............................         598,573             3,213,181/5/     3,811,754    4.56%
Gilbert M. Grosvenor..........................           3,885                                  3,885
Warren Huang..................................          61,501                                 61,501
Donald Lynam..................................          75,150                                 75,150
Alexander McLean..............................          39,130                                 39,130
Newton A. Perry...............................          50,082                 5,126/6/        55,208
Sidney Buford Scott...........................          66,585                                 66,585
Charles B. Walker.............................          81,233                                 81,233
Directors and officers as a group (21 persons)       5,771,083                3,859,187     9,630,270   11.51%

--------
/1 The amounts in this column include shares of Ethyl Common Stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of January 31, 2002, pursuant to the Incentive Stock Option
   Plan: Thomas E. Gottwald: 80,000 shares; Warren Huang: 25,497 shares; Donald
   Lynman: 10,000 shares; Alexander McLean: 10,000 shares; Newton A. Perry:
   26,596 shares; Charles B. Walker: 20,000 shares and the directors and officers as a group: 240,490 shares. /
/2 Except as indicated, each person or group owns less than 1% of Ethyl Common
   Stock. /
/3 Mr. Berry disclaims beneficial ownership of all 2,146 of such shares. /
/4 Mr. Bruce C. Gottwald disclaims beneficial ownership of all 620,985 of such shares. /
/5 Mr. Thomas E. Gottwald disclaims beneficial ownership of all 3,213,181 of such shares. This amount includes 3,186,101 shares of Ethyl Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which he is a co-trustee. /
/6 Mr. Perry disclaims beneficial ownership of all 5,126 of such shares. /

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

   The following table presents information relating to total compensation of the Named Executive Officers for the fiscal years ended December 31, 2001, 2000 and 1999.

                                                                          Long-Term
                                           Annual Compensation          Compensation
-                                     ----------------------------- ---------------------
                                                       Other Annual  Restricted  Options/  All Other
  Name and Principal Position    Year  Salary   Bonus  Compensation Stock Awards   SARs   Compensation
  ---------------------------    ---- -------- ------- ------------ ------------ -------- ------------
Bruce C. Gottwald                2001 $320,000 $    -- $        --      $--           --   $16,042/1/
  Chairman of the Board          2000  770,000      --          --       --           --       38,500
  Chief Executive Officer until  1999  770,000      --          --       --           --       38,500
  June 1, 2001
Thomas E. Gottwald               2001 $411,800 $    -- $        --      $--      150,000   $20,590/2/
  Chief Executive Officer        2000  411,800      --          --       --           --       20,590
  from June 1, 2001;             1999  396,000      --          --       --           --       19,800
  Chief Operating Officer
Newton A. Perry                  2001 $270,400 $    -- $        --      $--      125,000   $13,520/3/
  Senior Vice President          2000  260,000      --          --       --           --       13,000
  Antiknocks                     1999  252,500  75,000          --       --           --       12,625
Alexander McLean                 2001 $256,700 $    -- $        --      $--      125,000   $12,835/4/
  Senior Vice President          2000  246,800      --          --       --           --       12,340
  Petroleum Additives            1999  239,675  75,000          --       --           --       11,984
Warren Huang                     2001 $254,800 $    -- $244,040/5/      $--      125,000   $12,740/6/
  Vice President--Managing       2000  245,000  40,000  257,549/5/       --           --       12,250
  Director Asian Pacific         1999  233,300  30,000  260,933/5/       --           --       11,665
Donald Lynam                     2001 $228,100 $    -- $        --      $--           --   $11,405/7/
  Vice President--               2000  220,400      --          --       --           --       11,020
  Air Conservation               1999  212,900  32,000          --       --           --       10,645

--------
/1 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) and accruals in the Corporation's excess benefit plan ($7,542, $30,000 and $30,500) for 2001, 2000 and 1999, respectively. /
/2 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) and accruals in the Corporation's excess benefit plan ($12,090, $12,090 and $11,800) for 2001, 2000, and 1999, respectively. /
/3 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) for 2001, 2000 and 1999, respectively, and accruals in the Corporation's excess benefit plan ($5,020, $4,500 and $4,625) for 2001, 2000 and 1999, respectively. /
/4 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) for 2001, 2000 and 1999, respectively, and accruals in the Corporation's excess benefit plan ($4,335, $3,840 and $3,984 ) for 2001, 2000 and 1999, respectively. /
/5 Includes taxes paid by the Corporation on Mr. Huang's behalf ($126,195,
   $131,796 and $119,088) for 2001, 2000 and 1999, respectively. /
/6 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) for 2001, 2000 and 1999, respectively, and accruals in the Corporation's excess benefit plan ($4,240, $3,750 and $3,665) for 2001, 2000, and 1999, respectively. /
/7 Includes contributions to the Corporation's savings plan ($8,500, $8,500 and $8,000) for 2001, 2000 and 1999, respectively, and accruals in the Corporation's excess benefit plan ($2,905, $2,520 and $2,645) for 2001, 2000, and 1999, respectively. /

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

   Each of the following options relates to Ethyl Common Stock and does not include a related SAR.

                                                                      Potential Realizable
                                                                        Value At Assumed
                                                                     Annual Rates of Stock
                                                                     Price Appreciation For
                                          Individual Grants             Option Terms ($)
                                  ---------------------------------- ----------------------
                                      % of
                                  Total Options
                                   Granted to   Exercise
                      Options     Employees in   or Base  Expiration
Name               Granted (#)/1/  Fiscal Year  Price ($)    Date        5%       10%($)
----               -------------  ------------- --------- ----------  -------    --------
Thomas E. Gottwald    150,000           4%        $0.87   9/28/2011  $82,071    $207,983
Newton A. Perry...    125,000           3%         0.87   9/28/2011   68,392     173,320
Alexander McLean..    125,000           3%         0.87   9/28/2011   68,392     173,320
Warren Huang......    125,000           3%         0.87   9/28/2011   68,392     173,320

--------
/1 Exercisable with respect to 50% of the shares on April 1, 2003, with respect to an additional 25% of the shares on April 1, 2004, and with respect to the remaining 25% on April 1, 2005. The options expire on the tenth anniversary of the date they were granted. /

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUE

   The following table presents information concerning stock option and SAR exercises by the Named Executive Officers and fiscal year end option/SAR values.

                                                  Number of Securities
                                                 Underlying Unexercised   Value of Unexercised In-
                                                 Options/SARs at FY-End    The-Money Options/SARs
                                                           (#)                at FY-End ($)/1/
                                                ------------------------- -------------------------
                   Shares Acquired    Value
       Name        On Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
       ----        --------------- ------------ ----------- ------------- ----------- -------------
Bruce C. Gottwald.        0             0                0            0        0         $    0
Thomas E. Gottwald        0             0        80,000/2/   470,000/3/        0          7,500
Warren Huang......        0             0        25,497/2/   205,000/4/        0          6,250
Donald Lynam......        0             0        10,000/2/    40,000/2/        0              0
Newton A. Perry...        0             0        26,596/2/   205,000/5/        0          6,250
Alexander McLean..        0             0        10,000/2/   240,000/6/        0          6,250

--------
/1 These values are based on the closing price of Ethyl Common Stock on the New
   York Stock Exchange on December 31, 2001. /
/2 Each of these options relates to Ethyl Common Stock and includes a tandem
   SAR. /
/3 Each of these options relates to Ethyl Common Stock and 320,000 of such options include a tandem SAR. /
/4 Each of these options relates to Ethyl Common Stock and 80,000 of such options include a tandem SAR. /
/5 Each of these options relates to Ethyl Common Stock and 80,000 of such options include a tandem SAR. /
/6 Each of these options relates to Ethyl Common Stock and 115,000 of such options include a tandem SAR. /

                              RETIREMENT BENEFITS

   The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 2001, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.

                              Pension Plan Table*

                           Years of Pension Benefit Service and Estimated Annual Benefits
              -----------------------------------------------------------------------------------------
Final Average
  Earnings       10       15       20       25       30       35       40       45       50       55
------------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
 $  300,000   $ 43,500 $ 65,300 $ 87,000 $108,800 $130,500 $152,300 $174,000 $195,800 $217,600 $239,300
 $  350,000   $ 51,000 $ 76,500 $102,000 $127,500 $153,000 $178,500 $204,000 $229,600 $255,100 $280,600
 $  400,000   $ 58,500 $ 87,800 $117,000 $146,300 $175,500 $204,800 $234,000 $263,300 $292,600 $321,800
 $  450,000   $ 66,000 $ 99,000 $132,000 $165,000 $198,000 $231,000 $264,000 $297,100 $330,100 $363,100
 $  500,000   $ 73,500 $110,300 $147,000 $183,800 $220,500 $257,300 $294,000 $330,800 $367,600 $404,300
 $  550,000   $ 81,000 $121,500 $162,000 $202,500 $243,000 $283,500 $324,000 $364,600 $405,100 $445,600
 $  600,000   $ 88,500 $132,800 $177,000 $221,300 $265,500 $309,800 $354,000 $398,300 $442,600 $486,800
 $  650,000   $ 96,000 $144,000 $192,000 $240,000 $288,000 $336,000 $384,000 $432,100 $480,100 $528,100
 $  700,000   $103,500 $155,300 $207,000 $258,800 $310,500 $362,300 $414,000 $465,800 $517,600 $569,300
 $  750,000   $111,000 $166,500 $222,000 $277,500 $333,000 $388,500 $444,000 $499,600 $555,100 $610,600
 $  800,000   $118,500 $177,800 $237,000 $296,300 $355,500 $414,800 $474,000 $533,300 $592,600 $651,800
 $  850,000   $126,000 $189,000 $252,000 $315,000 $378,000 $441,000 $504,000 $567,100 $630,100 $693,100
 $  900,000   $133,500 $200,300 $267,000 $333,800 $400,500 $467,300 $534,000 $600,800 $667,600 $734,300
 $  950,000   $141,000 $211,500 $282,000 $352,500 $423,000 $493,500 $564,000 $634,600 $705,100 $775,600
 $1,000,000   $148,500 $222,800 $297,000 $371,300 $445,500 $519,800 $594,000 $668,300 $742,600 $816,800

--------
 * Assumes attainment of age 65 in 2001 and Social Security Covered Compensation of $37,212.

   The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 2001, are: Bruce C. Gottwald, 51; Thomas E. Gottwald, 10; Warren Huang, 22; Newton A. Perry, 33; Donald Lynam, 21 and Alexander McLean, 13. Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security. On December 31, 2000, Ethyl terminated its tax qualified defined benefit plan (the "old plan") and implemented a new tax-qualified defined benefit plan with an identical formula on January 1, 2001 (the "new plan"). Benefits under the new plan are offset by benefits that were paid or payable under the old plan. For purposes of determining pension benefit service under the new plan, participants receive credit for years of pension benefit service earned under the old plan.

   Mr. McLean, who was previously employed by Ethyl Petroleum Additives Limited, a subsidiary of the Corporation located in the United Kingdom, also participated in the Ethyl Petroleum Additives Limited Pension Plan (the "Additives Plan"). The formula under the Additives Plan is equal to 1.6667% times pensionable salary times years of service. Mr. McLean has 7.833 years of service under that plan. This accrued benefit as of April 30, 1997, is $47,028 per year, payable at age 65. This amount has been converted from British pounds to U.S. dollars at the conversion rate of 1(Pounds):$1.4543 as of December 31, 2001. The amount payable under the Additives Plan is offset from the amount payable under the pension plan described above.

                             EXCESS BENEFIT PLANS

   The Corporation maintains excess benefit plans (the "Excess Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder under the Code. All benefits under the Excess Plans vest upon a Change in Control of the Corporation, as defined in the Excess Plans. Participants in the Excess Plans receive their benefits in the form elected under the qualified employee pension plans of the Corporation or under certain circumstances in a lump sum payment.

   Mr. Walker, who retired as an officer and employee of the Corporation on January 31, 1998, received a series of payments that were equivalent to the present value of his accrued benefits under the Excess Plans plus any earnings on the funds designed for such payments. This arrangement is in lieu of any benefits under the Excess Plans.

                           COMPENSATION OF DIRECTORS

   Each non-employee director is paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he or she is a member. In addition, each such director is paid a quarterly fee of $3,000, which was reduced from $5,000 effective April 1, 2001. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

   Any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. The service requirement for this benefit may be waived under certain circumstances. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. The payment period limitation on this benefit may be waived in certain circumstances. Such retirement payments to former directors may be discontinued under certain circumstances.

   Under the Directors' Stock Plan, on each July 1, each non-employee director is awarded that number of whole shares of Ethyl Common Stock that, when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Director's Stock Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2011.

   Non-employee directors may defer, in ten percent increments, all or part of their retainer fee and meeting fees into either a deferred cash account or a deferred stock account (the "Deferred Compensation Plan"), or a percentage of the fees into each of the accounts, both of which are unfunded and maintained for recordkeeping purposes only. Distributions under the Deferred Compensation Plan, paid in a single sum or in up to ten annual installments, cannot begin within two years of the beginning of the deferral year. The maximum aggregate number of shares of Ethyl Common Stock that may be issued under the Deferred Compensation Plan is 100,000 shares.

                   BONUS, SALARY AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Bonus, Salary and Stock Option Committee of the Board of Directors (the "Committee"), which performs the function of a compensation committee, consists of Messrs. Berry (Chairman), Grosvenor and Scott and Ms. Cothran. The Committee is delegated the power to administer the compensation program of the Corporation applicable to its executive officers, including the Chief Executive Officer. Accordingly, the Committee submits this report on executive compensation to the shareholders.

                              Overall Objectives

   The objectives of the Corporation's executive compensation program are to:

  . Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives;

  . Provide incentives for enhancing the profitability of the Corporation by rewarding executives for meeting individual and corporate goals; and

  . Align the financial interests of the executives closely to those of the shareholders by encouraging executive ownership of Ethyl Common Stock.

                            Elements of the Program

   The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership, with a significant portion of compensation depending upon performance. The program includes: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and SARs. The Committee considers all elements of the program when setting appropriate compensation.

   The Corporation seeks to maintain its executive compensation packages around the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. More recently the Corporation has been concentrating on streamlining operations with the focus of employment and compensation decisions directed at reducing costs.

                                 Base Salaries

   Base salaries have been based on evaluations of past and current Corporation operating profits and individual contribution to the Corporation's success, market data for comparable positions and salary levels of the Corporation's peer group companies and alignment of salary and organization within the Corporation. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution. Salary survey data from the Corporation's peer group companies indicated the Corporation's executive level compensation to be within the ranges of compensation offered by peer group companies.

                                Annual Bonuses

   The annual bonus program has been designed to motivate and reward performance measured against individual, division, department and corporate objectives. Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. For 2001, no bonuses were paid to any of the executive officers.

                                 Stock Options

   Under the Incentive Stock Option Plan approved by the shareholders, the Committee, in its discretion, may grant options to purchase shares of Ethyl Common Stock (with or without related SARs) to any officer or key employee of the Corporation or any subsidiary who has contributed or can be expected to contribute to the Corporation's profits and growth. The Committee determines the amount of the grant, the term of the options and the requisite conditions for exercise. In 2001, options were granted to executive officers and other key employees. See page .

                               CEO Compensation

   On May 30, 2001, Mr. Bruce C. Gottwald announced his retirement as the Chief Executive Officer of the Corporation. The Board of Directors elected Mr. Thomas
E. Gottwald, the President and former Chief Operating Officer of the Corporation, to the role of Chief Executive Officer, effective June 1, 2001. His compensation has not been increased over that which he would have received in his capacity as President of the Corporation.

                                Section 162(m)

   Section 162(m) of the Code provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in Section 162(m) of the Code), certain of the Corporation's benefit plans would have to be amended to limit the Committee's discretion to determine individual awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

   The Committee believes that the flexibility on awards is an important feature of the plans and one that serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, the Committee currently does not anticipate that there will be any compensation subject to the loss of tax deductibility. Consequently, the Committee does not propose at the present time to amend any plan to comply with the performance-based criteria.

                                          THE BONUS, SALARY AND STOCK OPTION
                                            COMMITTEE

                                          William W. Berry, Chairman
                                          Gilbert M. Grosvenor
                                          Sidney Buford Scott
                                          Phyllis L. Cothran

April 3, 2002

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors (the "Audit Committee") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. The Audit Committee also reviews audit fees and recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporation's independent accountants. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Corporation's independent accountants.

   Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers.

   The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor's responsibilities, significant accounting adjustments and any disagreements with management.

   The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers that firm's independence from the Corporation.

   Based upon the Audit Committee's discussions with management and PricewaterhouseCoopers and the Audit Committee's review of the representation of management and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

   During the fiscal year ended December 31, 2001, PricewaterhouseCoopers billed the Corporation the fees set forth below in connection with services rendered by that firm to the Corporation.

   Audit Fees. For professional services rendered by PricewaterhouseCoopers for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for the fiscal year ended December 31, 2001, PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $597,825.

   Financial Information Systems Design and Implementation Fees. For the fiscal year ended December 31, 2001, there were no fees billed by Pricewaterhouse Coopers for professional services rendered in connection with financial information systems design and implementation.

   All Other Fees. For professional services other than those described above for the fiscal year ended December 31, 2001, PricewaterhouseCoopers billed the Corporation fees in the aggregate amount of $449,490. To ensure compliance with the Securities and Exchanges Commission's new requirements relating to the independence of the external auditors, the Corporation has engaged Keiter, Stephens, Hurst, Gary and Shreaves to assist the Corporation with the performance of internal audit procedures for 2001 and 2002.

   As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers. The Committee concurred with management's decision that, in light of the increased emphasis on auditor independence, a different accounting firm should be used for any internal audit projects in 2002.

                                          THE AUDIT COMMITTEE

                                          Phyllis L. Cothran, Chairman
                                          William W. Berry
                                          Gilbert M. Grosvenor
                                          Sidney Buford Scott

March 27, 2002

                                    [CHART]


PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Return*
Performance through December 31, 2001

            Ethyl
      Corporation
1996      $100.00
1997        84.99
1998        65.02
1999        42.88
2000        18.41
2001        11.78

          S&P 500
1996      $100.00
1997       121.66
1998       114.05
1999       133.41
2000       122.17
2001       120.12

         Chemical
        Composite
1996      $100.00
1997       133.32
1998       171.33
1999       207.33
2000       188.42
2001       166.12

     The Lubrizol
      Corporation
1996      $100.00
1997       122.15
1998        88.13
1999       110.13
2000        96.08
2001       135.25

   The Corporation included a comparison with The Lubrizol Corporation, which is the only other corporation listed on The New York Stock Exchange ("NYSE") with lubricant additives as a primary business.

                        APPROVAL OF REVERSE STOCK SPLIT

                                  PROPOSAL 2

   Assuming a quorum is present at the meeting, the proposal to approve the amendment to the Corporation's Restated Articles of Incorporation authorizing a reverse stock split of the Ethyl Common Stock will be approved if it receives the affirmative vote of the holders of at least a majority of the outstanding shares of Ethyl Common Stock entitled to vote. Abstentions and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal.

  General

   On March 26, 2002, the Board of Directors approved, and recommends that the shareholders of the Corporation approve, an amendment to the Corporation's Restated Articles of Incorporation (the "Amendment") effecting a 1-for-5 reverse stock split of the Ethyl Common Stock and reducing the number of authorized shares of Ethyl Common Stock from 400,000,000 to 80,000,000 (the "Reverse Stock Split"). If the Amendment is approved by the shareholders, each holder of record of Ethyl Common Stock on the effective date of the Reverse Stock Split will thereafter be deemed to hold one share of Ethyl Common Stock for every five presently issued and outstanding shares of Ethyl Common Stock held of record on that date. It is not anticipated that the financial condition of the Corporation, the percentage ownership of each shareholder or any aspect of the Corporation's business would change materially as a result of the Reverse Stock Split.

   As discussed more fully below, the Board of Directors believes the Reverse Stock Split is in the best interests of the Corporation because the decrease in the number of shares outstanding and the resulting anticipated increased price level of the Common Stock:

  . Should encourage greater interest in Ethyl Common Stock by the investment community and thereby may facilitate the development of a broader base of investors in Ethyl Common Stock; and

  . Should allow the Corporation to retain its listing on the New York Stock Exchange ("NYSE").

Purposes of the Proposed Reverse Stock Split

   The Reverse Stock Split will reduce the number of shares of Ethyl Common Stock outstanding with the objective of increasing the market price of Ethyl Common Stock, which should encourage greater interest in Ethyl Common Stock by the investment community. The Board of Directors believes that the current per share price of Ethyl Common Stock may limit its marketability. Many brokerage firms and institutional investors are reluctant to recommend lower-priced stocks to their clients or to hold them in their own portfolios. The brokerage commission on the sale of a lower-priced stock also may represent a higher percentage of the sale price than the commission on a higher-priced issue. Any reduction in brokerage commissions resulting from the Reserve Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders electing to sell "odd lots" created by the Reverse Stock Split.

   Ethyl Common Stock is listed on the NYSE. One of the NYSE's continued listing requirements is that the average per share closing price of a company's common stock for any consecutive 30 day trading period may not fall below $1.00 per share. The Corporation received a letter dated December 12, 2001, from the staff of the NYSE advising that the average closing price of the Ethyl Common Stock had been below $1.00 per share for a period of thirty consecutive trading days. In order to maintain its NYSE listing, the Corporation must bring its share price and average share price back above $1.00 by six months following receipt of the notification. While Ethyl Common Stock has been trading above $1.00 since January 8, 2002, the Board of Directors believes that the Reverse Stock Split will help ensure continued listing of the NYSE.

Implementation of the Reverse Stock Split

   Pursuant to the Reverse Stock Split, each holder of five shares of Ethyl Common Stock, par value $1.00 per share (the "Old Common Stock"), immediately prior to the effectiveness of the Amendment would become the holder of one share of Ethyl Common Stock, par value $1.00 per share (the "New Common Stock").

   No fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Instead, holders of Old Common Stock who would otherwise be entitled to receive fractional shares of New Common Stock because they hold a number of shares of Old Common Stock not evenly divisible by five will be entitled to receive from the Corporation a cash payment equal to the fair market value, as determined by the Board of Directors, of any fractional shares of New Common Stock resulting from the Reverse Stock Split. The fair market value will be the average of the closing price for Old Common Stock as reported for the NYSE Composite Transactions on each of the five trading days preceding the date on which the Reverse Stock Split becomes effective. The funds required to purchase fractional shares resulting from the Reverse Stock Split will be paid from the Corporation's current cash funds. It is not expected that the amount necessary to effect the cancellation of fractional shares will be material.

   If the Amendment is approved by the shareholders, the Board of Directors intends to cause the Articles of Amendment to be filed with the Virginia State Corporation Commission in order to become effective on July 1,

2002. Upon the effectiveness of the Amendment, Article III of the Corporation's Restated Articles of Incorporation would be amended as set forth in Annex I hereto.

   Upon the effectiveness of the Amendment, the Reverse Stock Split will occur without any further action on the part of shareholders of the Corporation and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of New Common Stock such shareholders are entitled to receive as a consequence of the Reverse Stock Split.

   As soon as practicable after the effectiveness of the Amendment, letters of transmittal will be mailed to each record holder of Ethyl Common Stock as of July 1, 2002. The letter of transmittal will direct each shareholder to surrender the Old Common Stock certificates. Upon the surrender of the stock certificates, the shareholder will receive in exchange therefor the whole number of shares of New Common Stock to which he or she is entitled and any cash that may be payable in lieu of any fractional share. The shareholder will have a choice of receiving the New Common Stock in book-entry form through the direct registration system ("DRS") or in the form of certificates.

   DRS means that, instead of receiving certificates representing shares of New Common Stock, shareholders will have their shares of New Common Stock held in an account maintained by Computershare Investor Services, the Corporation's transfer agent. Shareholders will periodically receive account statements reflecting their ownership of shares of New Common Stock from Computershare after their shares of Old Common Stock are exchanged. Shares held in book-entry form have all of the traditional rights and privileges as shares held in certificate form. DRS eliminates the risk and expense of replacing lost certificates and allows shareholders to sell their shares or have them delivered to their broker without having to retrieve paper certificates. Shareholders may at any time convert their New Common Stock held in book-entry form to a certificate representing such shares by contacting Computershare at 2 North LaSalle Street, Chicago, Illinois 60602, or by telephoning 1-800-625-5191. Questions about DRS should be directed to Computershare at 1-800-625-5191.

   The letters of transmittal will be accompanied by instructions specifying other details of the exchange. Shareholders should not send in their certificates until they receive a letter of transmittal.

   Until surrendered and exchanged as provided above, each certificate representing shares of Old Common Stock shall, after the effectiveness of the Reverse Stock Split, represent for all purposes only the right to receive shares of New Common Stock and cash in lieu of fractional shares.

   No processing fees will be payable by holders of shares of Ethyl Common Stock in connection with the exchange of certificates, other than the costs of the mailing of the Old Common Stock to Computershare.

Effects of the Reverse Stock Split

   Ethyl Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, the Corporation is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Ethyl Common Stock under the Exchange Act and the Corporation has no present intention of terminating its registration under the Exchange Act in order to become a "private" company.

   With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Ethyl Common Stock prior and subsequent to the Reverse Stock Split will remain the same.

   The Corporation is presently authorized to issue a maximum of 400,000,000 shares of Ethyl Common Stock. As of March 28, 2002, 83,454,460 shares of Ethyl Common Stock were issued and outstanding. The per share par value of the Ethyl Common Stock will not change as a result of the Reverse Stock Split. The number of shares issuable upon the exercise of outstanding options to acquire Ethyl Common Stock and the exercise price of these options, as well as the number of shares authorized under the Corporation's employee benefit plans, will be adjusted proportionately upon the effectiveness of the Amendment.

   The shares of Ethyl Common Stock issuable upon approval of the Amendment will be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Ethyl Common Stock will not be affected substantively by the adoption of the Amendment or implementation of the Reverse Stock Split.

Federal Income Tax Consequences

   The information contained in the following paragraph is for general informational purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances.

   The change of the Old Common Stock into the New Common Stock should not have material federal income tax consequences to the shareholders of the Corporation. The change of the Old Common Stock into the New Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share. The aggregate basis of the shares of New Common Stock including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the Old Common Stock held by the shareholder. A shareholder's holding period for shares of New Common Stock will include the holding period for shares of Old Common Stock held by the shareholder if they are held as a capital asset at the effective time of the Reverse Stock Split.

Accounting Effects of the Reverse Stock Split

   Following the effective date of the Reverse Stock Split, the par value of Ethyl Common Stock will remain at $1.00 per share. As a result, the Corporation's stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Shareholder's equity will remain largely unchanged, but will be reduced by the de minimus costs associated with effecting the Reverse Stock Split and the repurchase of fractional shares.

No Dissenter's Rights

   Under Virginia's law, shareholders are not entitled to dissenter's rights of appraisal with respect to the Reverse Stock Split.

   THE BOARD OF DIRECTORS OF THE CORPORATION UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                            DESIGNATION OF AUDITORS

                                  PROPOSAL 3

   The Board of Directors has designated PricewaterhouseCoopers LLP, certified public accountants, as the Corporation's independent auditors for the year 2002, subject to shareholder approval. Coopers & Lybrand, L.L.P., which was the predecessor of PricewaterhouseCoopers, has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

   PricewaterhouseCoopers' principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Corporation's quarterly reports.

                       PROPOSALS FOR 2003 ANNUAL MEETING

   Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2003 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than December 26, 2002, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 2003 annual meeting on Thursday, April 24, 2003.

   The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                  CERTAIN MATTERS RELATING TO PROXY MATERIALS
                              AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

   This Proxy Statement and the Corporation's Annual Report are available on Corporation's Internet site at http://www.ethyl.com. Shareholders can elect to access future proxy soliciting materials, including notices to shareholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Corporation's printing and postage costs and the number of paper documents shareholders would otherwise receive. The Corporation will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder's consent will remain in effect until such shareholder revokes it by notifying the Corporation otherwise at Ethyl Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary. Shareholders of record can choose this option by marking the appropriate oval on the proxy card included with this Proxy Statement. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner's shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by contacting the Corporation at Investor Relations, Ethyl Corporation, 330 South Fourth Street, Richmond, Virginia 23219, or by telephoning 804-788-5555.

Separate Copies for Beneficial Owners

   Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the Proxy Statement or Annual Report by writing the Corporation's investor relations department as set forth above.

                                 OTHER MATTERS

   The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          M. RUDOLPH WEST, Secretary

                                                                        Annex I

   Amendment to the Restated Articles of Incorporation of Ethyl Corporation

An additional paragraph shall be added after the first paragraph of Article III of the Restated Articles of Incorporation as follows:

   "Every five of the issued and outstanding shares of the Corporation's Common Stock, par value $ 1 per share, as of July 1, 2002, are hereby changed into one share of Common Stock, par value $ 1 per share. No fractional shares shall be issued upon such change, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional interest in a share of Common Stock would be deliverable upon such change, the Corporation shall pay an amount in cash equal to the fair market value of such fractional interest, as determined by the Corporation's Board of Directors, to each holder of shares of Common Stock to whom such fractional interest would have been deliverable."

   The first sentence of paragraph one of Article III of the Restated Articles of Incorporation shall be deleted and the following sentence shall be substituted therefor:

   "The Corporation shall have authority to issue 80,000,000 shares of Common Stock, $1 par value, and 10,000,000 shares of Cumulative Preferred Stock, with a par value, if any, to be set forth hereinafter with respect to each series."

                                    NOTICE
                                      and
                                PROXY STATEMENT
                                      for
                                ANNUAL MEETING
                                      of
                                 SHAREHOLDERS

                                 June 4, 2002

[LOGO]
Ethyl(R)

                               ETHYL CORPORATION
                            330 SOUTH FOURTH STREET
                                 P.O. BOX 2189
                           RICHMOND, VIRGINIA 23218

--------------------------------------------------------------------------------

                      ELECTRONIC ACCESS TO FUTURE DOCUMENTS
                                  NOW AVAILABLE

         Ethyl Corporation (the "Corporation") provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Corporation's printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

         To give your consent, mark the appropriate oval located at the bottom of the attached card.

                                   DETACH HERE
--------------------------------------------------------------------------------

                                ETHYL CORPORATION
                                -----------------
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------
                             TO BE HELD JUNE 4, 2002
                             -----------------------

         The undersigned hereby appoints Bruce C. Gottwald and Sidney Buford Scott, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held June 4, 2002, and at any and all adjournments or postponements thereof:

1.  ELECTION OF DIRECTORS:   [ ] FOR all nominees      [ ] WITHHOLD
                             (except as indicated      AUTHORITY
                             to the contrary below)    to vote for all nominees
                                                       listed below

         William W. Berry, Phyllis L. Cothran, Bruce C. Gottwald, Thomas E. Gottwald, Gilbert M. Grosvenor, Sidney Buford Scott and Charles B. Walker.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)
--------------------------------------------------------------------------------

2. The proposal to approve an amendment to the Corporation's Restated Articles of Incorporation effecting a 1-for-5 reverse stock split of the Ethyl Common Stock and reducing the number of authorized shares of Ethyl Common Stock from 400,000,000 shares to 80,000,000 shares.

           [ ]  FOR                  [ ]  AGAINST               [ ]  ABSTAIN

3. The proposal to approve the appointment of PricewaterhouseCoopers LLP as the auditors for the Corporation for 2002.

           [ ]  FOR                  [ ]  AGAINST               [ ]  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements, and annual reports issued
by the Corporation over the Internet.                                    [   ]


This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

                        Dated _____________________, 2002

                        ------------------------------------

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.